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                                                                    EXHIBIT 99.1


                               [RHK LETTERHEAD]

November 6, 2000

Credit Suisse First Boston
1510 Page Mill Road
Palo Alto, CA 94304

Re:     Consent to Use of Information
        -----------------------------

Ladies and Gentlemen:

RHK hereby grants permission to disclose the following information.

"According to RHK, a leading telecom market research and consulting firm, Internet carrying capacity will increase from 350,000 terabytes, or trillions of bits per month at the end of 1999, to over 15 million terabytes per month in 2003."

"According to RHK, a leading telecom market research and consulting firm, the optical component market is expected to grow from $6.6 billion in 1999 to $23.0 billion in 2003."

As a condition to the undersigned's permission, the above named party will not sell any of the information and the undersigned will be credited as the source of the information.




Yours truly,


/s/ Patrick J. Kuhner
---------------------
Patrick J. Kuhner
Financial Services